Exhibit 99.1

Blue Star Foods Announces Stock Buyback Program for Up to $1.5 Million

Miami, FL – November 26, 2024 (GLOBE NEWSWIRE) – Blue Star Foods Corp., (“Blue Star,” the “Company,” “we,” “our” or “us”) (NASDAQ: BSFC), an integrated Environmental, Social, and Governance (ESG) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (RAS), today announced a stock buyback program to repurchase up to $1.5 million of the Company’s common stock.

Under the program, the Company is authorized to repurchase its shares from time to time in the open market. The timing and amount of any repurchases will depend on a variety of factors, including price, trading volume, general market conditions, and other corporate considerations. The repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended, modified, or discontinued at any time without prior notice.

John Keeler, Chairman and CEO of Blue Star Foods, commented, “We are pleased to announce this stock buyback program, which reflects our confidence in the strong and growing business of Blue Star. We believe our stock is significantly undervalued. This buyback program represents an attractive opportunity to return value to our shareholders.”

About Blue Star Foods Corp. (NASDAQ: BSFC)

Blue Star Foods Corp. an integrated Environmental, Social, and Governance (ESG) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (RAS) that processes, packages and sells high-value seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. The Company also owns and operates the oldest continuously operating Recirculating Aquaculture System (RAS) full grow-out salmon farm in North America. The company is based in Miami, Florida, and its corporate website is: https://bluestarfoods.com

Forward-Looking Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:
investors@bluestarfoods.com